Exhibit 99.1

Wesco Aircraft Holdings Closes Acquisition of Haas Group Inc.

VALENCIA, CA, February 28, 2014 — Wesco Aircraft Holdings, Inc. (“Wesco” or the “Company”) (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced that it has completed the acquisition of Haas Group Inc. (“Haas”) from certain investment funds affiliated with The Jordan Company, L.P., pursuant to the definitive agreement announced by the Company on January 30, 2014.

The acquisition of Haas was funded by a combination of a new $525 million term loan B facility (the “Term Loan B”) that was added to the Company’s existing senior secured credit facilities, a $40 million draw under Wesco’s existing revolving credit facility and cash from the Company’s balance sheet.

The Term Loan B has been provided by a group of lenders led by BofA Merrill Lynch acting as lead arranger, and Barclays Bank PLC, Morgan Stanley Senior Funding Inc. and RBC Capital Markets acting as joint book runners.  The Term Loan B will carry a variable rate of interest based on, at the option of the Company, either a base rate or the Eurocurrency rate plus, in each case, an applicable margin. The applicable margin for the new Term Loan B is 1.50% for base rate loans (with a base rate floor of 1.75%), and 2.50% for Eurocurrency rate loans (with a Eurocurrency rate floor of 0.75%).  The new Term Loan B will mature on February 28, 2021.

Haas is a leading global provider of chemical supply chain management (“CSCM”) solutions to the commercial aerospace, airline, military, energy, and other markets.  Haas is headquartered in West Chester, PA, with over 1,300 employees and 35 distribution hubs, forward stocking locations and facilities around the world.  Haas will operate as a wholly-owned subsidiary of the Company.

Randy Snyder, Chairman and CEO of Wesco said, “The dynamic combination of Wesco and Haas gives us terrific opportunities to expand our global presence and provide additional value-added services and products to our existing customers as we compete for and win new business.  Through our collaboration with Haas, we now provide value-added services along with aircraft hardware, electrical components, machined parts,  bearings and chemicals that are necessary to build and maintain aircraft, all on a global scale.  Combining these capabilities with our relentless drive to improve processes and our focus on customer service and quality reinforces our commitment to create value for our customers and shareholders.”

To learn more about Wesco and Haas, visit www.wescoair.com and www.haasgroupintl.com.

About Wesco Aircraft Holdings, Inc.

Wesco is one of the world’s largest distributors and providers of comprehensive supply chain management and CSCM services to the global aerospace industry. The Company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery, point-of-use inventory management and CSCM solutions.  The Company believes it offers one of the world’s broadest inventories of aerospace parts, including hardware, electronic components, bearings, machined parts, and chemicals, which together on a pro forma basis for the acquisition, comprises more than 650,000 different stock keeping units with more than 2,600 employees across 78 locations in 24 countries.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco, Haas, the proposed acquisition and other matters.  These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Wesco and Haas, as well as assumptions made by, and information currently available to, such management.  Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions.  These forward-looking statements are subject to various risks and uncertainties, many of which are outside the parties’ control.  Therefore, you should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include: risks that the businesses will not be integrated successfully or that the combined companies will not realize estimated cost savings, synergies and growth or that such benefits may take longer to realize than expected; failure to realize anticipated benefits of the combined operations; risks relating to unanticipated costs of integration; changes in legislation or governmental regulations affecting the combined companies; international, national or local economic, social or political conditions that could adversely affect the combined companies or their customers; conditions in the credit markets; risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings; the condition of the aerospace industry; reductions in military spending; business risks as a result of supplying equipment and services to the U.S. Government; risks associated with the Company’s long-term, fixed-price agreements, which have no guarantee of future sales volume; risks associated with the loss of a significant customer; the Company’s failure to compete successfully in its highly competitive global industry; risks associated with the Company’s rapid expansion; supply-chain risk; the Company’s dependence on complex information technology; and the Company’s dependence on key personnel.

The foregoing list of factors is not exhaustive.  You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in Wesco’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission.  All forward-looking statements included in this communication (including information included or incorporated by reference herein) are based upon information available to Wesco as of the date hereof, and Wesco undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Mark Davidson

Investor Relations

661-802-5090

Mark.Davidson@wescoair.com